UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011

TE CONNECTIVITY LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland (Jurisdiction of Incorporation)	98-0518048 (IRS Employer Identification Number)

001-33260

(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On June 24, 2011, Tyco Electronics Group S.A. (“TEGSA”), a wholly-owned subsidiary of TE Connectivity Ltd. (the “Company”), as borrower, the Company, as guarantor, the lenders parties thereto, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, and BNP Paribas and Citibank, N.A., as co-documentation agents, entered into a Five-Year Senior Credit Agreement which provides for revolving credit commitments in the aggregate amount of $1,500 million (the “Credit Agreement”).

In connection with entering into the Credit Agreement, also on June 24, 2011, TEGSA terminated its existing Five-Year Senior Credit Agreement dated as of April 25, 2007, as amended and supplemented from time to time, among TEGSA, as borrower, the Company, as guarantor, the lenders parties thereto and Bank of America, N.A., as administrative agent, which provided at the time of termination for revolving credit commitments in the aggregate amount of $1,425 million and was scheduled to mature on April 25, 2012.

The Credit Agreement is unsecured, has a five-year term, matures on June 24, 2016, and may be extended under certain conditions for two additional one-year terms on or before the first and second anniversaries of the initial closing date of June 24, 2011. Amounts may be borrowed in U.S. dollars for working capital, capital expenditures, general corporate purposes and other lawful corporate purposes, including repayment of debt of the Company and its subsidiaries, acquisitions and equity repurchases. TEGSA’s obligations under the Credit Agreement are unconditionally and irrevocably guaranteed by the Company. No proceeds from the Credit Agreement were drawn at closing.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of TEGSA, (1) LIBOR plus an applicable margin based upon the senior, unsecured, long-term debt rating of TEGSA, or (2) an alternate base rate equal to the highest of (i) Deutsche Bank AG New York Branch’s base rate, (ii) the federal funds effective rate plus 1/2 of 1%, and (iii) one-month LIBOR plus 1%, plus, in each case, an applicable margin based upon the senior, unsecured, long-term debt rating of TEGSA.

The Credit Agreement requires payment to the lenders of a facility fee based upon (1) the amount of the lenders’ commitments under the credit facility from time to time and (2) the applicable corporate credit ratings of TEGSA. Voluntary prepayments of any loans and voluntary reductions of the unutilized portion of the commitments under the credit facility are permissible without penalty, subject to break funding payments and minimum notice and minimum reduction amount requirements.

The Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for senior unsecured credit agreements, including a financial covenant requiring the maintenance of a 3.5 to 1.0 or lower leverage ratio, which is the ratio of the Company’s consolidated total debt to its consolidated EBITDA, each as defined in the Credit Agreement.

The negative covenants include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on our ability to:

•      grant liens;

•      enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of the assets of TEGSA or the Company);

•      restrict subsidiary dividends or other subsidiary distributions;

•      enter into transactions with the Company’s affiliates;

•      permit subsidiaries to provide guarantees of other material debt; and

•      incur certain additional subsidiary debt.

The Credit Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the representations or warranties in any material respect; breach of the financial, affirmative or negative covenants; payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; certain specified events under the Employee Retirement Income Security Act of 1974, as amended; certain changes in control of TEGSA or the Company; and the invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement.

This description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02               Termination of a Material Definitive Agreement

See the disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1

Five-Year Senior Credit Agreement dated as of June 24, 2011 by and among Tyco Electronics Group S.A., as borrower, TE Connectivity Ltd., as guarantor, the lenders parties thereto and Deutsche Bank AG New York Branch, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY LTD.
(Registrant)

By:	/s/ Harold G. Barksdale
Harold G. Barksdale
Corporate Secretary

Date: June 27, 2011